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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                                                                Year Ended 30 September

                                               ---------------------------------------------------------
                                                1991         1992         1993        1994          1995
                                               -----        -----        -----        -----        -----
EARNINGS:                                                        (Millions of dollars)
Income before extraordinary item and
   the cumulative effect of accounting
   changes:                                     $249         $277         $201         $234         $368

Add (deduct):
   Provision for income taxes                    114          131          103           95          186

   Fixed charges, excluding capitalized
     interest                                    122          133          127          127          148

   Capitalized interest amortized during
     the period                                    7            8            8            8            9

   Undistributed earnings of less-than-
     fifty-percent-owned affiliates               (9)         (13)          (8)          (3)         (25)
                                               -----        -----        -----        -----        -----
     Earnings, as adjusted                      $483         $536         $431         $461         $686
                                               =====        =====        =====        =====        =====

FIXED CHARGES:

Interest on indebtedness, including
  capital lease obligations                     $113         $125         $118         $118         $139

Capitalized interest                              29            4            6           10           18

Amortization of debt discount premium
  and expense                                      2            1            1            1            0

Portion of rents under operating leases
   representative of the interest factor           7            7            8            8            9
                                               -----        -----        -----        -----        -----
     Fixed charges                              $151         $137         $133         $137         $166
                                               =====        =====        =====        =====        =====
RATIO OF EARNINGS TO FIXED CHARGES:              3.2          3.9          3.2          3.4          4.1
                                               =====        =====        =====        =====        =====